Exhibit 99.28(a)(3)(i)

INVESTMENT MANAGERS SERIES TRUST II

Amended and Restated Certificate of Designations

of

Tradr ETFs

The undersigned officer of Investment Managers Series Trust II, a Delaware statutory trust (the “Trust”), pursuant to the authority conferred upon such officer by Section 6.1 of the Trust’s Agreement and Declaration of Trust, as amended (the “Declaration”), and in accordance with the vote of a majority of the Trustees of the Trust, does hereby establish and designate as a Series of the Trust, each fund listed in the table on Appendix A (each a “Fund” and collectively, the “Funds”), with the following rights, preferences and characteristics:

1. Shares. The beneficial interest in each Fund shall be divided into Shares having a nominal or par value of $0.01 per Share, of which an unlimited number may be issued, which Shares shall represent interests only in that Fund. The Trustees shall have the authority from time to time to authorize separate Series and Classes of Shares for the Trust as they deem necessary or desirable.

2. Classes of Shares. The Shares of each Fund shall be initially one class of shares. The Trustees shall have the authority from time to time to authorize additional Classes of Shares of each Fund.

3. Sales Charges. Each Class shall be subject to such sales charges, if any, as may be established from time to time by the Trustees in accordance with the Investment Company Act of 1940 (the “1940 Act”) and applicable rules and regulations of the Financial Industry Regulatory Authority, all as set forth in the Fund’s prospectus and statement of additional information.

4. Allocation of Expenses Among Classes. Expenses related solely to a particular Class (including, without limitation, distribution and/or service expenses under an agreement, plan or other arrangement, however designated) shall be borne by that Class and shall be appropriately reflected (in a manner determined by the Trustees) in the net asset value, dividends, distribution and liquidation rights of the Shares of that Class.

5. Special Meetings. A special meeting of Shareholders of a Class of a Fund may be called with respect to the Rule 12b-1 plan applicable to such Class or with respect to any other proper purpose affecting only holders of shares of such Class at any time by a Majority of the Trustees.

6.  Other Rights Governed by Declaration. All other rights, preferences, qualifications, limitations and restrictions with respect to Shares of any Series of the Trust or with respect to any Class of Shares set forth in the Declaration shall apply to Shares of that Fund unless otherwise specified in this Certificate of Designation, in which case this Certificate of Designation shall govern.

7. Amendments, etc. Subject to the provisions and limitations of Section 9.5 of the Declaration and applicable law, this Certificate of Designation may be amended by an instrument signed in writing by a Majority of the Trustees (or by an officer of the Trust pursuant to the vote of a Majority of the Trustees) or when authorized to do so by the vote in accordance with the Declaration of the holders of a majority of all the Shares of each Fund outstanding and entitled to vote or, if such amendment affects the Shares of one or more but not all of the Classes of a Fund, the holders of a majority of all the Shares of the affected Classes outstanding and entitled to vote.

8. Incorporation of Defined Terms. All capitalized terms which are not defined herein shall have the same meaning as ascribed to those terms in the Declaration.

IN WITNESS WHEREOF, the undersigned officer has signed this document as of August 13, 2024.

/s/ Diane J. Drake
Secretary

Appendix A

Tradr 2X Long SPY Weekly ETF	Tradr 2X Short SPY Weekly ETF
Tradr 2X Long SPY Monthly ETF	Tradr 2X Short SPY Monthly ETF
Tradr 2X Long SPY Quarterly ETF	Tradr 1.75X Short SPY Quarterly ETF
Tradr 2X Long Triple Q Weekly ETF	Tradr 2X Short Triple Q Weekly ETF
Tradr 2X Long Triple Q Monthly ETF	Tradr 2X Short Triple Q Monthly ETF
Tradr 2X Long Triple Q Quarterly ETF	Tradr 1.75X Short Triple Q Quarterly ETF
Tradr 2X Long SOXX Weekly ETF	Tradr 2X Short SOXX Weekly ETF
Tradr 2X Long SOXX Monthly ETF	Tradr 2X Short SOXX Monthly ETF
Tradr 2X Long SOXX Quarterly ETF	Tradr 2X Short SOXX Quarterly ETF
Tradr 1.75X Long FXI Weekly ETF
Tradr 1.75X Long FXI Monthly ETF
Tradr 1.75X Long FXI Quarterly ETF
Tradr 2X Long IWM Weekly ETF
Tradr 2X Long IWM Monthly ETF
Tradr 2X Long IWM Quarterly ETF
Tradr 2X Long TLT Weekly ETF
Tradr 2X Long TLT Monthly ETF	Tradr 2X Short TLT Monthly ETF
Tradr 1.75X Long TLT Quarterly ETF
Tradr 2X Long XLK Weekly ETF
Tradr 2X Long XLK Monthly ETF
Tradr 2X Long XLK Quarterly ETF
Tradr 2X Long XLF Weekly ETF
Tradr 2X Long XLF Monthly ETF
Tradr 2X Long XLF Quarterly ETF
Tradr 2X Long XBI Weekly ETF
Tradr 2X Long XBI Monthly ETF
Tradr 1.75X Long XBI Quarterly ETF
Tradr 1.75X Long NVDA Weekly ETF	Tradr 1.75X Short NVDA Weekly ETF
Tradr 1.75X Long NVDA Monthly ETF	Tradr 1.5X Short NVDA Monthly ETF
Tradr 1.5X Long NVDA Quarterly ETF
Tradr 1.5X Long TSLA Weekly ETF	Tradr 1.5X Short TSLA Weekly ETF
Tradr 1.5X Long TSLA Monthly ETF	Tradr 1.5X Short TSLA Monthly ETF
Tradr 1.5X Long TSLA Quarterly ETF